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                                                                    Exhibit 3(a)

                         LINCOLN ELECTRIC HOLDINGS, INC.

                       RESTATED ARTICLES OF INCORPORATION


                  ARTICLE FIRST: The name of the Corporation shall be LINCOLN ELECTRIC HOLDINGS, INC.

                  ARTICLE SECOND: The place in the State of Ohio where its principal office is located is the City of Cleveland, Cuyahoga County.

                  ARTICLE THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

                  ARTICLE FOURTH: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is one hundred twenty-five million (125,000,000), consisting of one hundred twenty million (120,000,000) Common Shares, without par value ("Common Shares") and 5,000,000 Preferred Shares, without par value ("Preferred Shares"). The Common Shares and the Preferred Shares shall have the express terms set forth in this Article Fourth.

                  Section 2. Voting. Each shareholder of the Corporation shall be entitled to one vote for each Common Share and each Preferred Share standing in such shareholder's name on the books of the Corporation.

                  Section 3. Dividends. Dividends may be declared and paid to the holders of Common Shares and Preferred Shares in cash, property, or other securities of the Corporation (including shares of any class whether or not shares of such class are already outstanding) out of funds legally available therefor.

                  Section 4. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive right as such shareholder to subscribe for or purchase shares of the Corporation.

                  Section 5. Preferred Shares. The Preferred Shares may be issued from time to time in series. Each Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative. All Preferred Shares of all series shall rank equally and shall be identical, except that there may be variations in respect of the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, redemption rights and price, sinking fund requirements, conversion rights, liquidation price, and restrictions on the issuance of shares of the same series or of any other class or series. Subject to the requirements that all Preferred Shares shall be identical in respect of rights of alteration of express terms, the Board of Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to these Restated Articles of Incorporation, or adopt further Restated Articles of Incorporation, in respect of any Preferred Shares that constitute unissued or treasury shares at the time of such adoption for the purpose of dividing any or all of such Preferred Shares into such series as the Board of Directors shall determine and fix the express terms of any such series of Preferred Shares, which may include statements specifying:

         A. dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

         B.       redemption rights and price;

         C. sinking fund requirements, which may require the Corporation to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

         D.       conversion rights;




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         E.       liquidation rights, preferences and price; and

         F. restrictions on the issuance of shares of any class or series of the Corporation.

                  ARTICLE FIFTH: The Board of Directors of the Corporation is hereby authorized to fix at any time and from time to time the amount of consideration for which the Corporation may from time to time issue its shares without par value, whether now or hereafter authorized and whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class.

                  ARTICLE SIXTH: The Corporation may from time to time pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine without regard to whether less consideration could be paid upon the purchase of the same number of shares of another class, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

                  ARTICLE SEVENTH: The holders of shares of the Corporation shall not be entitled to cumulative voting rights in elections of Directors.

                  ARTICLE EIGHTH: Section 1. A higher than majority shareholder vote for certain Business Combinations (as defined below) shall be required as follows:

                  A. In addition to any affirmative vote required by law or these Articles or the terms of any series of Preferred Shares or any other securities of the Corporation and except as otherwise expressly provided in Section 2 of this Article
                  Eighth:

                           (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or with (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

                           (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) of any assets of the Corporation or a Subsidiary having an aggregate Fair Market Value of $1,000,000 or more;

                           (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to or with the Corporation or a Subsidiary of any assets of an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) having an aggregate Fair Market Value of $1,000,000 or more;

                           (4) the issuance or sale by the Corporation or any Subsidiary (in one transaction or a series of transactions whether or not related) of any securities of the Corporation or of any Subsidiary to an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more except an issuance of securities upon conversion of convertible securities of the Corporation or of a Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate or Associate) from the Corporation or a Subsidiary;

                           (5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder; or




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                           (6) any reclassification of securities (including any
                           reverse stock split) or recapitalization of the Corporation or a Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or a Subsidiary which is directly or indirectly owned by any Interested Shareholder or an Affiliate or Associate of an Interested Shareholder;

                  shall require the affirmative vote of (i) the holders of at least two-thirds of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an annual election of Directors or entitled by law or by the terms of the capital stock to vote on the transaction in question (the "Voting Shares") and
                  (ii) the holders of at least two-thirds of the combined voting power of the then outstanding Voting Shares held by Disinterested Shareholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, by any other provisions of these Articles or by the terms of any series of Preferred Shares or any other securities of the Corporation.

                  B. The term "Business Combination" as used in this Article Eighth shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of paragraph A of
                  Section 1 of this Article Eighth.

                  Section 2. The provisions of Section 1 of this Article Eighth shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provisions of these Articles, the terms of the Common Shares of the Corporation or of any of the classes or series of capital stock of the Corporation entitled to a preference over the Common Shares as to dividends or upon liquidation, or the terms of any other securities of the Corporation, if all of the conditions specified in either of the following paragraphs A or B are met:

                  A. The Business Combination shall have been approved by a majority of the Disinterested Directors; or

                  B. All the following six conditions shall have been met:

                           (1) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Shares in exchange for their Common Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest of the following:

                                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Shares beneficially owned by the Interested Shareholder which were acquired
                                    (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                    (b) the Fair Market Value per Common Share on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; and

                                    (c) (if applicable) the price per share
                                    equal to the Fair Market Value per Common
                                    Share determined pursuant to clause (b)
                                    immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions,


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                                    transfer taxes and soliciting dealers' fees)
                                    paid in order to acquire any Common Shares beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per Common Share on the first day in such two-year period on which the Interested Shareholder beneficially owned any Common Shares, whether or not such Shareholder was an Interested Shareholder on that day.

                           (2) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Shares other than Common Shares, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of such Voting Shares shall be at least equal to the highest of the following (it being intended that the requirements of this clause B(2) shall be required to be met with respect to every class of outstanding Voting Shares, whether or not the Interested Shareholder beneficially owns any shares of a particular class of Voting Shares):

                                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                    (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                                    (c) the Fair Market Value per share of such class of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher; and

                                    (d) (if applicable) the price per share
                                    equal to the Fair Market Value per share of such class of Voting Shares determined pursuant to clause (c) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Shares on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of such class of Voting Shares, whether or not such Shareholder was an Interested Shareholder on that day.





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                           (3) The consideration to be received by holders of a
                           particular class of Voting Shares or Common Shares shall be in cash or in the same form as was previously paid in order to acquire shares of such class of shares which are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class of shares which were acquired with varying forms of consideration, the form of consideration to be received by the holders of such class of shares shall be either cash or the form used to acquire the largest number of shares of such class of Voting Shares beneficially owned by it. The prices determined in accordance with clauses (1) and (2) of paragraph B of this Section 2 shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares or similar event.

                           (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

                                    (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Shares or other capital stock entitled to a preference over the Common Shares as to dividends or upon liquidation;

                                    (b) except as approved by a majority of the Disinterested Directors, there shall have been (x) no reduction in the annual amount of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares) and (y) no failure to increase the annual amount of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding Common Shares;

                                    (c) such Interested Shareholder shall not have become the beneficial owner of any additional Voting Shares except as part of the transaction in which it became an Interested Shareholder; and

                                    (d) there shall have always been at least four (4) Disinterested Directors on the Board of Directors.

                           (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                           (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations or subsequent provisions).

                  Section 3.  For purposes of this Article Eighth:

                  A. A "person" shall mean any individual, a partnership, a corporation, an association, a trust or other entity.

                  B. "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan or trust of the Corporation or any Subsidiary) who or which:

                           (1) is at such time the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Shares;

                           (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Shares; or

                           (3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder (as defined in (1) and (2) above), if such assignment or succession shall have occurred in the course of a transaction



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                           or series of transactions not involving a public
                           offering within the meaning of the Securities Act of 1933.

                  C. "Disinterested Shareholder" shall mean a shareholder of the Corporation who is not an Interested Shareholder (or an Affiliate or an Associate of an Interested Shareholder) who is involved, directly or indirectly, in the proposed Business Combination in question, except that as used in Section 6 of this Article Eighth, the term "Disinterested Shareholder" shall mean a shareholder of the Company who is not an Interested Shareholder.

                  D. A person shall be a "beneficial owner" of any Voting
                  Shares:

                           (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                           (2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

                  E. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of paragraph D of this Section 3 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

                  F. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Associate", which is used to indicate a relationship with any person, means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

                  G. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with, and not a representative or nominee of, the Interested Shareholder who is involved, directly or indirectly, in the proposed Business Combination in question, and was (a) a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder or (b) recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

                  I. "Fair Market Value" means: (a) in the case of stock, the highest closing sale price (or closing bid price for any day on which a closing sale price is not available) during the 30-day period immediately



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                  preceding the date in question of a share of such stock on the
                  Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any other system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                  J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B of Section 2 of this Article Eighth shall include the Common Shares and the shares of any other class of outstanding Voting Shares retained by the holders of such shares.

                  Section 4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purpose of this Article Eighth, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of Voting Shares beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the requirements of Section 2 of this Article Eighth have been met with respect to any Business Combination, and
(5) whether the assets which are subject to any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

                  Section 5. Nothing contained in this Article Eighth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                  Section 6. In addition to any requirements of law and any other provisions of these Articles or the terms of any class or series of capital stock of the Corporation entitled to a preference over the Common Shares as to dividends or upon liquidation, or the terms of any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or any such terms), the affirmative vote of

                  A. the holders of two-thirds or more of the combined voting power of the Voting Shares, voting together as a single class, and

                  B. two-thirds of the combined voting power of the Voting Shares held by the Disinterested Shareholders, voting together as a single class,

shall be required to amend, alter or repeal or adopt any provision inconsistent with, this Article Eighth.

         ARTICLE NINTH: The foregoing Restated Articles of Incorporation hereby supersede the existing Articles of Incorporation.





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